Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 9, 2011, with respect to the consolidated financial statements of Frac Tech Holdings, LLC, contained in this registration statement and prospectus. We consent to the use of the aforementioned reports in this registration statement and prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

September 9, 2011